U.S. SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549
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                           FORM 144                          SEC USE ONLY
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                                                         DOCUMENT SEQUENCE NO.
                                                         ---------------------
      NOTICE OF PROPOSED SALE OF SECURITIES                  CUSIP NUMBER
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933    ---------------------
                                                             WORK LOCATION


ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1 (a) NAME OF ISSUER (Please type or print) (b) IRS IDENT. NO.

      At Road, Inc.                            943209170
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(c) S.E.C.FILE NO. WORK LOCATION

    000-31511

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1 (d) ADDRESS OF ISSUER         STREET     CITY      STATE   ZIP CODE


      47200 Bayside Parkway               Fremont    CA       94538
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2 (a) NAME OF PERSON FOR WHOSE ACCOUNT  (b) SOCIAL        (c) RELATIONSHIP
      THE SECURITIES ARE TO BE SOLD         SECURITY NO.      TO ISSUER
                                            OR IRS
                                            IDENT. NO.
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 (d) ADDRESS                           STREET      CITY     STATE     ZIP CODE

     Sirios Capital Partners II, L.P.
     04-3469840  None
                                    75 Park Plaza     Boston     Mass.    02116
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(e) TELEPHONE NO.
    AREA CODE    NUMBER
    510       668-1638



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 INSTRUCTION: The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File Number.
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3 (a) Title of the  (b) Name and Address of    SEC USE    (c) Number of
      Class of          Each Broker Through    ONLY           Shares or
      Securities        Whom the Securities    ----------     Other Units
      To Be Sold        are to be Offered      Broker-        To Be Sold
                        or Each Market Maker   Dealer         (See
                        who is Acquiring       File Number    instr.
                        the Securities                        3(c))
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  Common Stock         Credit Suisse First Boston Corporation      68,169
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(d) Aggregate (e) Number of  (f) Approximate (g) Name of
     Market       Shares or      Date of          Each
     Value        Other Units    Sale            Securities
                  Outstanding                    Exchange
     (See         (See           (See            (See
     instr.       instr.         instr.          instr.
     3(d))        3(e)           3(f))           3(g))
                                 (MO. DAY YR.)
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                                                 NASDAQ
 149,972        46,372,940      08/15/01         National  Market
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INSTRUCTIONS:
1.(a) Name of Issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer's S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the
      securities are to be sold
  (b) Such person's Social Security or
      I.R.S. identification number.
  (c) Such person's relationship to the
      issuer (e.g., officer, director, 10%
      stockholder, or member of immediate
      family of any of the foregoing)
  (d) Such person's address, including zip code

3. (a)  Title of the class of securities to be sold.
   (b) Name and address of each broker through whom the securities are intended to be sold.
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities in the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
   (f)  Approximate date on which the securities are to be sold
   (g) Name of each securities exchange, if any, on which the securities are intended to be sold

                         TABLE I - SECURITIES TO BE SOLD
        Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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Title of       Date You      Nature of          Name of Person from Whom
the Class      Acquired      Acquisition                Acquired
                             Transaction        (If gift, also give date
                                                      donor acquired)
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Common Stock   Dec. 17,     Private placement   Sirios Capital Partners II, L.P.
               1999 and
               June 27,
               2000






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Amount of                Date of                 Nature of
Securities               Payment                 Payment
Acquired
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97,980 shares          The shares were          Cash
were acquired on        paid for on the
December 17, 1999.      respective dates
On February 22,         of acquisition
2000, these shares
split 3 for 2.
11,380 shares
were acquired
on June 27, 2000.

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INSTRUCTIONS:  If  the   securities   were  purchased  and  full
               payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments, describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

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               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS
    Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for
                  whose account the securities are to be sold.
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                                                                     Date of
 Name and Address of Seller         Title of Securities Sold          Sale
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 N/A
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Amount of
Securities
Sold                    Gross Proceeds
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REMARKS:

INSTRUCTIONS:
See the  definition  of "person" in paragraph (a) of Rule
144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice


                   August 13, 2001
       ----------------------------------------
                     DATE OF NOTICE


ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.


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(SIGNATURE) John Brennan


    The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.
     Any copies not manually signed shall bear typed or printed signatures.

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 ATTENTION: Intentional misstatements or omission of facts constitute Federal
            Criminal Violations (See 18 U.S.C. 1001).
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